Exhibit 4.13

LEASE AGREEMENT FOR USE OTHER THAN HOUSING

In Barcelona, on August 11, 2021.

B Y A N D B E T W E E N

OF THE ONE PART.- Mr. Pablo Vergés Asúa and Mr. Javier Peinado Jiménez, of legal age, with address, for these purposes, at Calle Alcalá nº. 265 of Madrid (28027), and provided with N.I.F. 52.366.734N and 28.922.160M, respectively.

ON THE OTHER PART.- Mr. Enric Asunción Escorsa, of legal age, with address, for these purposes at Paseo de la Castellana nº 95, 28th floor of Madrid (28046), and provided with NIF 47.795.190-V.

A N D B E T W E E N

The first, in the name and representation of the commercial entity called “IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U.”; (formerly known as “IBERDROLA INMOBILIARIA CATALUNYA, S.A.U.”), with address at Calle Alcalá, number 265 (Madrid); constituted for an indefinite period according to a deed authorized by the Notary of Barcelona, Mr. Juan-Francisco Boisan Benito, on March 10, 1.995, under number 1.133 of protocol, and with C.I.F. nº A-60803632.

Their powers for this act result from their status as joint attorneys according to the deed of elevation to public of social agreements, authorized by the Notary of Madrid, Mr. Manuel Lora-Tamayo Villacieros, on October 29, 2019, under number 2269 of protocol.

Hereinafter referred to as “LESSOR”

The second, in the name and representation of WALL BOX CHARGERS, S.L., with address at Paseo de la Castellana nº 95, 28th floor of Madrid (28046); constituted for an indefinite period according to a deed authorized by the Notary of Martorell (Barcelona), Mrs. Matilde Farriol Bonet, on May 22, 2015, under protocol number 983, and with CIF B-66542903.

His powers for this act result from his status as CEO of the company according to the deed of appointment granted before the Notary of Barcelona, Mr. Jaime Agustín Justribó on June 11, 2019, under the number 1212 of protocol, duly registered in the Mercantile Registry as stated.

Hereinafter referred to as “TENANT”.

The LESSOR and the LESSEE shall hereinafter be referred to together, as “Parts”.

The Parties mutually recognize sufficient legal capacity to sign this Lease Agreement, by virtue of which,

W H E R E A S

I.- That the LESSOR is the owner in full ownership of the plot described below (the “Plot ONE”):

NUMBER ONE.- Parcel marked with the number ONE of those that constitute as a whole the parcel of result number 1, of the Scope of the P.M.U. “Porta Firal” of Barcelona.

TITLE.- Plot UNO was constituted as an independent registry property by virtue of the deed of constitution of real estate complex, authorized by the Notary of Madrid, Mr. Fernando Pérez Alcalá del Olmo, on April 3, 2007, with the number 539 of protocol; corrected by another deed granted before the aforementioned Notary, Mr. Alcalá del Olmo, on February 7, 2008 with number 272 of his protocol; corrected again by virtue of a deed granted before the Notary of Barcelona, Mr. Camilo Sexto Presas, on February 19, 2019, with number 470 of his protocol. Hereinafter the “Real Estate Complex”.

This Real Estate Complex is governed by the statutes that the LESSOR has delivered to the LESSEE prior to this act, and that the latter declares to know and accept (the “Statutes of the Real Estate Complex”).

REGISTRATION.- Plot UNO is registered in the Property Registry of Barcelona nº 26, Volume 3358, Book 394, Folio 85, Finca 14.229 (Finca de Sants 1).

QUOTA.- Plot UNO corresponds to a participation fee of 21.4947% in the Real Estate Complex.

Ii.- That on the aforementioned Plot, the LESSOR has built a building for offices that will be commercially called “Llevant Tower” (hereinafter referred to as “Building”). The building will have a total of 25 floors, this is ground floor plus 24 floors above ground, with a total constructed area of 26,824.89 m², of which 23,575.09 m² will be above ground.

The Building is being constructed in accordance with (i) the execution project drafted by the entity TDA ARQUITECTURA Y URBANISMO 2002, S.L. (the “Implementation Project”); (ii) the building permit issued by the

Barcelona City Council, on March 6, 2008, file number 03- 2007LM22970 (the “Building License”) and, (iii) under the facultative direction of the architects Eduard Permanyer i Pintor, collegiate 10.267-9 with DNI: 37.667.915- X, D. Josep Nel·lo, collegiate 29.951-0 with DNI: 46.335.818 and D. Alfredo Pérez, collegiate 38.006-7 with DNI: 46.801.930-N (the “Facultative Management”).

The LESSOR states that the Building (i) will have technical specifications corresponding to buildings of class “A”; (ii) it has the class “A” energy certification according to Royal Decree 235/2013 and (iii) it is in the process of certification in sustainable construction BREEAM and Building Standard WELL v2 with the aim of achieving a scoring “Excellent” and “Glod-Platinum”, respectively.

TITLE.- The new construction under construction has been declared by virtue of a public deed granted before the Notary of Barcelona, Mr. Camilo José Sexto Presas, on July 22, 2020, under number 1601 of his protocol.

REGISTRATION.- The new construction of the building is registered in the Property Registry of Barcelona nº 26, in volume 3,358, book 394, folio 86.

III.- That the LESSOR is also the owner in full ownership of some of the fifteen (15) entities in which it was divided (the “Plot or Entity FIVE”) described below:

NUMBER FIVE.- Plot marked with the number FIVE of those that constitute, as a whole, the plot of result number 1 of the Scope of the P.M.U “Porta Firal”, de Barcelona.

TITLE.- Plot FIVE was constituted as an independent registered property, by virtue of the deed of constitution of the Real Estate Complex outlined above.

Likewise, the LESSOR has proceeded to divide horizontally the Plot or Entity FIVE into fifteen (15) entities by virtue of the deed of declaration of new work and division in horizontal property regime, granted before the Notary of Barcelona, Mr. Camilo Sexto Presas, on February 19, 2019, with number 472 of protocol order corrected by another dated March 12, 2019, Granted before the same notary.

INSCRIPTION.- Plot FIVE is registered in the Property Registry No. 26 of Barcelona, volume 3358, book 394, folio 129, farm no. 14,233.

IV.- That the LESSOR is also the owner of 81 car parking spaces and 10 motorcycle spaces are an integral part of a private underground car park (hereinafter, the “Procomunal Parking”), of three floors below ground and with a total of 308 car spaces and 58 motorcycle spaces located in the space below ground of Finca 4 in basement floors -2 and -3 and below ground of Finca 2 in basement - 3 of the PMU Porta Firal Barcelona in front of the Paseo de la Zona Franca and Estany street. Access to this Procomunal Parking is made from the Paseo de la Zona Franca nº 121, another from Calle Estany corner with Calle Alts Forns nº 50 and another from the private road Passatge del Camps de la Marina.

The Procomunal Parking is governed by the Statutes that have been delivered to the LESSEE, previously, stating that they know and accept them.

V.- That the LESSEE is interested in leasing all the 11th and 12th floors of the Building, with a total gross leasable area of 2,520.00 m², as well as 100 parking spaces for cars and 10 parking spaces for motorcycles, being therefore the desire of both Parties to formalize this LEASE AGREEMENT FOR USE OTHER THAN HOUSING (hereinafter referred to as “Contract”), in accordance with the following:

C L A U S E S

FIRST.- OBJECT. DESTINATION AND LICENCES OF PREMISES LEASED.

1.1.- Purpose

The LESSOR assigns in lease to the LESSEE, who accepts, the properties that are detailed below (jointly, the “Leased premises”):

a) The totality of the 11th and 12th floors. of the Office Building, with a gross leasable area (hereinafter referred to as “GLA”) of 2,520.00 m² (the “Offices”).

b) A total of 100 places Car parking, identified as follows:

(i)

81 places in the basement -3 procomunal, from number 3277 to 3298 both inclusive, from number 3515 to 3520 both inclusive, from number 3418 to 3438 both inclusive, from number 3429 to 3438 both inclusive, from number 3523 to 3532 both inclusive, from number 3467 to 3486 both inclusive, from number 3515 to 3520 both inclusive, as well as adapted places 3521 and 3522.

(ii)	19 places in the basement -3 from number 3245 to 3263 inclusive.

c) A total of 10 places Parking for motorcycles, identified by the numbers M3093 to M3102, both inclusive in basement -3.

Hereinafter, car parking spaces and motorcycle parking spaces shall be collectively referred to as “Parking Spaces”.

It is attached to this Agreement, as Annex I, location plans of the Offices and parking spaces.

Notwithstanding the foregoing, from August 11 to September 30, 2021, the LESSEE will occupy, provisionally, the following 100 parking spaces for cars, called Temporary parking spaces for cars identified as follows:

•

33 places in the basement -2, from number 2105 to 2109 both inclusive, from number 2076 to 2078 both inclusive, from number 2089 to 2091 both inclusive, from number 2045 to 2060 both inclusive, from number 2064 to 2069 both inclusive.

•

67 places in the basement -3 from number 3245 to 3268 both inclusive, 3200, 3201, 3233, 3234, from number 3159 to 3167 both inclusive, from number 3092 to 3100 both inclusive, from number 3141 to 3149 both inclusive, from number 3070 to 3079 both inclusive, as well as adapted places 3595 and 3596.

It is attached to this Agreement, as Annex IX, location plans for temporary car parking spaces.

1.2.- Destination of the Leased Premises

The LESSEE will allocate the Leased Premises to the following exclusive uses:

a) The 11th and 12th floors of the Building will be used exclusively for the use of Offices.

b) The Parking Spaces will be used for their own use, prohibiting in any case to store objects in them, or to park vehicles other than those identified for each of them, with the exception of those corresponding to visits.

It is expressly forbidden to carry out any type of activity other than the above, in the Leased Premises. The LESSEE must obtain the prior written authorization of the LESSOR for any use of the Leased Premises, other than those specified above. The change of use without the express consent of the LESSOR, will be sufficient cause for it to urge the termination of this Contract.

The LESSEE undertakes not to carry out uncomfortable, harmful, unhealthy or dangerous activities for health in the Leased Premises, and to observe at all times the State, Autonomous and Municipal Ordinances in force, as well as to respect the Statutes, User Guide and Guide to Private Works, and internal regime regulations that govern at all times.

1.3.- Licenses of the LESSEE

The LESSEE must (i) obtain on its own and at its own expense as many administrative authorizations and licenses as are necessary to develop its activity in the Leased Premises, with total indemnity of the LESSOR; (II) pay any expenses or taxes accrued as a result of the exercise of said activity and, (iii) deliver to the LESSOR a copy of the corresponding license applications as well as the licenses that are granted and as much complementary documentation as appropriate, within one month from when it was requested and granted, respectively.

Notwithstanding the foregoing, the LESSOR will provide the collaboration that is reasonably necessary to facilitate the processing and obtaining, in favor of the LESSEE, of the aforementioned licenses, without in any case assuming any responsibility for their non-granting and / or denial by the competent Authorities for that purpose. Likewise, the non-granting and/or denial of the aforementioned licenses, in no case will empower the LESSEE to require the LESSOR to carry out the works of adaptation of the premises required by the competent Authority for the concession of the same.

1.4.-Horizontal division of the Building and/or the Parking. Statutes and Internal Regime Regulations

The LESSOR reserves the right to grant, where appropriate, the deed of division in horizontal property regime of the Building, when it deems it appropriate, as well as to establish the definitive content of the Statutes of the Community by which it will be governed, without the need to obtain any type of prior consent from the TENANT, on the understanding that in no case may said Bylaws establish obligations borne by the LESSEE more burdensome than those assumed within the framework of this Contract, nor modify it.

Likewise, the LESSOR may grant the regulations of the internal regime of the Building and the User’s Guide of the Building and Private Works (hereinafter, the “Internal Regime Regulations”). It is attached as Annex II copy of the Internal Regulations in force today. The Internal Regime Regulations establish basic rules regulating coexistence for the proper use of the services and common elements of the Building and the Parking, as well as everything related to the Works of the TENANT will be specified.

Likewise, the LESSOR reserves the right to adapt at any time the USER GUIDE and Private Works that develops the provisions of the Statutes of the Building and / or the Parking, and that are necessary for the correct functioning of the same.

SECOND. - DELIVERY OF LEASED PREMISES.

The Leased Premises are delivered in this act by the LESSOR to the TENANT, as a certain body, in perfect condition, according to the photographic report and the inventory that are attached as Annex III.

THIRD.- DURATION

3.1.- Duration

This Agreement enters into force on the day of the date, having a term of TEN (10) full and consecutive years (hereinafter, the “Contract Term”), as of August 11, 2021, being extinguished, consequently, on August 10, 2031 (hereinafter, the “End Date”).

Upon arrival of the End Date, the Contract will automatically be without effect, without the tacit renewal provided for in art.

1.566 of the Civil Code.

Once the Contract has been terminated, the LESSEE undertakes to hand over the keys and release the Leased Premises in the same state in which they were received, except for normal deterioration due to their use.

3.2.- Withdrawal from the contract

Notwithstanding the provisions of section 3.1 above, the LESSEE may withdraw from the Contract prior to “End Date”, at the end of the fifth (5th) year of validity thereof (hereinafter, the “Early Termination Date”). To this end, the LESTENER must communicate its decision to the LESSOR, through reliable channels, at least six (6) months before the Early Termination Date.

The remaining annuities will also be mandatory, in the event that the LESSEE does not exercise in time and form the power of withdrawal outlined in this section. Therefore, in the event that the LESSEE withdraws from the Contract prior to the corresponding Early Termination Date or prior to the End Date, it must indemnify the LESSOR with an amount equivalent to the Rent corresponding to the monthly payments remaining until the Early Termination Date or, where appropriate, the End Date, without prejudice to any other compensation that may correspond to the LESSOR for other concepts, by virtue of the provisions of stipulation 9.4 of this Contract. The calculation of the compensation for withdrawal will be made by multiplying the monthly Rent in force at the time of the unilateral withdrawal of the LESSEE, by the number of months remaining to be fulfilled until the Early Termination Date or, where appropriate, until the End Date.

The compensation that corresponds to the LESSOR for unilateral withdrawal of the LESSEE will not be affected or reduced by the fact that the Leased Premises were totally or partially leased to a third party within the Term of the Contract.

The compensation referred to in the previous paragraph must be paid to the LESSOR simultaneously with the delivery of the Premises Leased by the LESSEE to the LESSOR. The aforementioned compensation will accrue without prejudice to any legal actions that the LESSOR may exercise against the LESSEE, and any other compensation for damages or penalties that may proceed, for any cause other than the unconsented termination of the Contract.

3.3.- Default. Penalty clause

In the event that the LESSEE does not return to the LESSOR the possession of the Leased Premises, on the Date of Completion, the LESSEE must pay the LESSOR, as a penalty clause and without the need for prior notice, an amount equivalent to three times thirty of the monthly Rent of the Leased Premises (that is, one-twelfth of the Income) (the “Daily Penalty”), for each day of such a circumstance

(i)

That the LESSEE did not return to the LESSOR the possession of the Leased Premises, on the Date of Completion. The Daily Penalty will be multiplied by each day of delay in returning possession to the LESSOR.

(ii)

That the LESSEE does not deliver the Leased Premises in their original state, completely unoccupied and free of furniture and appliances, electrical wiring, voice, data, as well as other similar or similar concepts and facilities. The Daily Penalty will be multiplied for each day they remain occupied or with furniture or facilities.

For the purposes of the provisions of this Stipulation and in order to calculate the Daily Penalty, the Rent that the LESSEE was paying during the last month prior to the occurrence of any of the circumstances described will be taken into consideration.

This Daily Penalty will accrue without prejudice to any legal actions, including eviction, that the LESSOR may exercise against the LESSEE, and compensation for damages that may arise for any other reason.

FOURTH. -INCOME

4.1.- Amount

The LESSEE must pay the LESSOR from the accrual date indicated in Stipulation 4.3 below, the amounts detailed below, as rent (hereinafter, the “Income”):

A) Rent corresponding to the Offices:

The LESSEE will pay the LESSOR the amount of SIX HUNDRED AND FOUR THOUSAND EIGHT HUNDRED EUROS (€ 604,800) Annual in concept of Income of Offices Payable by

Months Advance to reason of FIFTY ONE THOUSAND FOUR HUNDRED EUROS (€ 50,400) each month (€ 20.00 / m² / month).

Notwithstanding the foregoing, the LESSOR grants the LESSEE the following bonus in the payment of the Rent (the “Bonus”):

•

During the first annuity of validity of the Contract, the annual Rent will be established in the amount of FIVE HUNDRED FORTY-FOUR THOUSAND THREE HUNDRED AND TWENTY EUROS (€ 544,320), payable by advance monthly payments at a rate of € 45,360 each month (€ 18.00 / m² / month).

•

During the second annuity of validity of the Contract, the annual Rent will be established in the amount of FIVE HUNDRED SEVENTY-FOUR THOUSAND FIVE HUNDRED AND SIXTY EUROS (€ 574,560), payable by advance monthly payments at a rate of € 47,880 each month (€ 19.00 / m² / month).

•

During the third year of validity of the Contract, the annual Rent will be established in the amount of FIVE HUNDRED EIGHTY-NINE THOUSAND SIX HUNDRED AND EIGHTY EUROS (€ 589,680), payable by advance monthly payments at a rate of € 49,140 each month (€ 19.50 / m² / month).

B)

Rent corresponding to car parking spaces: The LESSEE will pay the LESSOR the amount of ONE HUNDRED AND FOURTEEN THOUSAND EUROS (€ 114,000) per year, as Rent of the Car Parking Spaces, payable by advance monthly payments in the amount of NINE THOUSAND QUINENTOS EUROS (€ 9,500), at a rate of ninety (95.00) euros / place / month.

Notwithstanding the foregoing, the LESSOR grants the LESSEE the following bonus in the payment of the Rent (the “Bonus”):

•

During the first annuity of the contract a sixty (60%) bonus. The LESSEE will pay the LESSOR the amount of FORTY-FIVE THOUSAND SIX HUNDRED EUROS (€ 45,600) per year, as Rent of Car Parking Spaces, payable by advance monthly payments in the amount of THREE THOUSAND EIGHT HUNDRED (€ 3,800), at a rate of thirty-eight (38.00) euros / place / month

•

During the second year of the contract a forty (40%) bonus. The LESSEE will pay the LESSOR the amount of SIXTY-EIGHT THOUSAND FOUR HUNDRED EUROS (€ 68,400) per year, as Rent of Car Parking Spaces, payable for advance monthly payments in the amount of FIVE THOUSAND SEVEN HUNDRED EUROS (€ 5,700), at a rate of fifty-seven (57.00) euros / place / month

•	During the third year of the contract a thirty (30%) per cent bonus. The LESSEE will pay the LESSOR the amount of SEVENTY-NINE THOUSAND EIGHT HUNDRED EUROS

(€ 79,800) per year, for Rent of Car Parking Spaces, payable by advance monthly payments in the amount of SIX THOUSAND SIX HUNDRED FIFTY EUROS

(€ 6,650), at a rate of sixty-six and fifty cents (66.50) euros / place / month

C)	Rent corresponding to motorcycle parking spaces:

The LESSEE will pay the LESSOR the amount of FOUR THOUSAND TWO HUNDRED EUROS (€ 4,200) per year, as Rent of motorcycle parking spaces, payable by advance monthly payments in the amount of THREE HUNDRED AND FIFTY EUROS (€ 350), at a rate of thirty-five (35.00) €/place/month.

4.2.- Payment method of the Rent

The Rent, together with any legal increases or increases, and assimilated amounts, must be paid by the LESSEE to the LESSOR for months in advance, within the first five (5) days of each month. Said payment must be made by means of the corresponding receipt that the LESSOR remits, charged to the current account indicated below:

Account holder: WALLBOX CHARGERS, SL
Name of the entity: CAIXABANK SA
Entity code: 2100 Branch
Code: 0386
Account Number (IBAN): ES25 2100 0386 2202 0037 5056

The parties, in compliance with the provisions of the regulations governing the Single Euro Payments Area (SEPA), expressly agree to establish with effect from today that the LESSOR will notify the LESSEE at least one (1) day before the due date of the corresponding account charge, of any debts arising from this Contract, the corresponding invoice serving as a formal document of notice. Attached to this Agreement, as Annex IV, SEPA direct debit order.

The LESSEE must notify the LESSOR of any modification of the details of her bank account. The LESSOR undertakes to send the LESSEE invoices for the amounts due by it at any time, within the last five working days of the month prior to each accrual.

If the LESSEE is late in the payment of the Rent or any other amounts to whose payment it is obliged by virtue of the terms of this Contract, and without prejudice to the power of the LESSOR to urge the termination of the Contract, a default interest will accrue, day by day, which will be calculated on the basis of the legal interest of delay in force at that time.

The lease object of this Contract is subject to Value Added Tax (VAT), at the current rate, or any other that in the future may replace it and, consequently, in the monthly invoices of Rent and Common Expenses will be duly passed on VAT for due payment.

4.3.- Lack. Accrual of Income

The LESSOR grants the LESSEE a grace period of TEN (10) months in the payment of the Rent, counting from the Start Date (August 11, 2021) accruing accordingly the same from the June 11, 2022. Notwithstanding the foregoing, if the LESSEE withdraws from the contract at the end of the fifth annuity, this is on August 10, 2026, or on any date prior to the aforementioned, the LESSEE must pay the LESSOR the amount of TWO HUNDRED AND FIFTY-ONE THOUSAND C EUROS (€ 241,400) as a penal clause freely agreed by the parties.

4.4.- Income Update

From the beginning of the fifth (5th) contractual annuity, this is on August 11, 2025 as well as at the beginning of the successive contractual annuities, the Income corresponding to the Offices will be updated based on the current Income (the “Update”). The Update will be carried out in accordance with the variation experienced, in the twelve immediately preceding months, by the General Consumer Price Index for the National Whole (hereinafter, “CPI”), which is published by the National Institute of Statistics or another body that replaces it.

The Update will also be applicable annually to the Rent corresponding to the Parking Spaces, once the first annuity of validity of the Contract has elapsed.

Notwithstanding the foregoing, in the event that the variation of the CPI is negative, the Income will be reduced by the amount resulting at the time of the revision. The successive updates will be made on the accumulated income.

Given that the CPI is published with some delay, the LESSOR may make the update at any time after the date of the same and invoice the corresponding variation on the Rent retroactively. The update agreed under this stipulation will be of automatic application, without the need for prior notification by the LESSOR.

4.5.- Non-compensation

The LESSEE may not offset from the Rent or Common Expenses any amount that may be owed by the LESSOR, whatever its concept, nor may she request the application of the Deposit to the payment of the Rent, Common Expenses or any amount owed to the LESSOR.

FIFTH. -BAIL

The LESSEE delivers to the LESSOR, a bank check in favor of the INSTITUT CATALÀ DEL SOL (INCASOL), as a deposit the amount of ONE HUNDRED AND TWENTY THOUSAND FIVE HUNDRED EUROS (€ 120,500), equivalent to two (2) monthly payments, to. (hereinafter the “Bail”). A copy of the check is attached to this Agreement, as Annex V.

The Deposit will be governed by the provisions of article 36 of the current Law on Urban Leases.

The Deposit will be updated in the terms provided in the aforementioned article 36 of the Law of Urban Leases.

The Deposit in no case may be applied by the LESSEE to the payment of the Rent and will be returned by the LESSOR, where appropriate, at the end of the lease, as soon as the latter recovers it from the competent body where it was deposited, in accordance with the aforementioned Law.

SIXTH. - ADDITIONAL GUARANTEE

In guarantee of compliance with all the obligations arising from this Contract, the LESSEE will deliver prior to August 27, 2021 to the LESSOR a solidary, unconditional and first demand bank guarantee, issued by a Spanish credit institution, or foreign with a branch in Spain, authorized by the LESSOR, waiving the benefits of division, order and excursion (the “Endorsement”). The Guarantee must necessarily conform to the model that accompanies this Contract, such as Annex VI. The Guarantee will have a duration of one (1) year and must be renewed by the LESSEE through successive guarantees for periods of one (1) year so that it remains in force throughout the duration of the lease. The amount of the Guarantee is equivalent to six (6) monthly payments of the Contract Income, that is, up to a maximum of THREE HUNDRED AND SIXTY-ONE THOUSAND FIVE HUNDRED EUROS (€ 361,500).

The LESSOR may request the execution, total or partial, of the Guarantee in the event that the LESSEE breaches any of the obligations arising from the Contract, and even in the event that it is terminated. Likewise, the LESSOR may execute the Guarantee, if forty-five (45) calendar days before its expiration the LESSEE has not delivered to the LESSOR another bank guarantee under the same conditions.

In no case will the collection of the Guarantee by the LESSOR exempt the LESSEE from continuing to pay the Rent.

The parties will proceed to exchange, in unity of act, at the end of each contractual annuity, the new guarantee that replaces the previous one and the old guarantee, signing for this purpose the corresponding one received.

SEVENTH. -EXPENSE

7.1 Common expenses of the LESSEE.

The Rent agreed in the Contract does not include the common expenses that will be borne exclusively by the LESSEE.

The LESSEE will pay in full the proportion of the ordinary expenses related to the operation, replacement, maintenance, management, conservation and, in general, for the adequate maintenance of the Building, the Parking or the Procomunal Parking that corresponds to each of the Leased Premises, depending on the SBA and number of parking spaces occupied in each of them and in accordance with the provisions of Stipulation 7.2 below (hereinafter, The “Common Expenses”).

For the purposes of the provisions of this contract, and by way of example, the following are considered Common Expenses:

The LESSEE must pay all expenses corresponding to the common services and supplies of the Building, whether or not they are susceptible to individualization through meters (even if the receipts were issued in the name of the LESSOR), including the connection or coupling fee, technical bulletins that are required and the installation, maintenance and replacement of meters. The LESSEE will carry out at its cost the change of ownership of those services that were registered, where appropriate, prior to the entry into force of this Contract.

Common Expenses of the Building will be considered, among others, those corresponding to: a) supplies (electricity; water; heating; air conditioning, as well as other similar or similar concepts, b) cleaning of common areas both inside and outside the Building, c) maintenance and repair of facilities and machinery of the Building, d) surveillance, security and gardening, in the Building, e) Property Tax in the proportion that applies to the LESSEE, fords, waste management and other taxes, fees or levies, f) Administration and management expenses of the Building, g) Insurance in relation to the Building, h) Cleaning and maintenance of the public square and outdoor green areas, and other common expenses of the Real Estate Complex and, i) common expenses of the Community of Owners of the Parking, in the proportion that corresponds to the number of spaces leased.

During the month of April of each annuity, the LESSOR undertakes to send the LESSEE a summary of the Common Expenses of the previous year.

7.2.- Amount and method of payment

A) Common Expenses for Offices.

The amount of the common expenses to be paid by the LESSEE will be determined according to the ratio per m² of GLA, established in the annual budget.

For this concept, the LESSEE will pay monthly to the LESSOR the amount of TWELVE THOUSAND THREE HUNDRED SEVENTY-THREE EUROS WITH TWENTY CENTS (€ 12,373.20) payable for advance monthly payments for Common Expenses corresponding to the Offices, at a rate of € 4.91 / m² / GLA / month, being regularized at the end of the calendar year with the corresponding value per € / m² / GLA leased, which will be communicated to users for each year.

Notwithstanding the foregoing, for the year 2021, the annual expenditure budget foresees an impact for this same concept of SEVEN THOUSAND FIVE HUNDRED AND SIXTY EUROS (€ 7,560) per month, payable by advance monthly payments at a rate of € 3.00 / m² / GLA. This budget will also be communicated in a timely manner to the LESSEE.

For the year 2022, the annual expenditure budget foresees an impact for this same concept of TEN THOUSAND EIGHT HUNDRED AND THIRTY-SIX EUROS (€ 10,836) per month, payable by advance monthly payments at a rate of € 4.30 / m² / GLA. This budget will also be communicated in a timely manner to the LESSEE.

B) Common expenses corresponding to car parking spaces:

The LESSEE will pay the LESSOR the amount of THREE THOUSAND Euros (€ 3,000) per month, payable by advance monthly payments, as Common Expenses corresponding to car parking spaces at a rate of THIRTY EUROS (€ 30) each car apartment space.

C) Common expenses corresponding to motorcycle parking spaces:

The LESSEE will pay the LESSOR the amount of CINUENTA (€ 50) per month, payable for advance monthly payments, as Common Expenses corresponding to motorcycle parking spaces at a rate of FIVE EUROS (€ 5) each motorcycle apartment space.

The provisions of paragraph shall apply to the payment of Common Expenses 4.2. of this Agreement, in relation to the method of payment.

The LESSEE shall have the right to request annually documentary justification of the amounts of the aforementioned expenses.

7.3.- Accrual of Common Expenses

Common Expenses will accrue from the date of signature of this contract.

7.4.- Private expenses of the LESSEE

The LESSEE must pay all the expenses corresponding to the services and private supplies of the Leased Premises, which are not expressly included within the Common expenses, whether or not they are susceptible of individualization through meters (even if the receipts were issued in the name of the LESSOR), for example, those of telephone, electricity, air conditioning, water, etc., including the connection or coupling fee, technical bulletins that are required and the installation, maintenance and replacement of meters, in addition to the maintenance of those equipment or facilities additional to the initial inventory established of the leased premises. These individualized expenses will not be included within the Common Expenses of the Building.

The LESSEE will carry out at its own cost the change of ownership of those individualizable services that were registered, where appropriate, prior to the entry into force of this Contract.

The electric vehicle charging service will be passed on to the LESSEE (fixed and variable) according to the consumption made.

7.5.- Expenses of the LESSOR

The LESSOR undertakes to assume, at its own expense, the expenses derived exclusively from the following operations:

(i) The maintenance, repair, replacement or renovation of the structure, roof and facades of the Building and, where appropriate, the Parking. This obligation of reparation will not cover the damage caused to said elements negligently by the LESSEE.

(ii) Renovation of the central and common facilities, machinery and equipment of the Building and, where appropriate, of the Parking, which are listed below:

(a) heating, ventilation and air conditioning systems;

(b) plumbing, fire sprinklers and drainage systems, sewerage, drainage and surface water purification;

(c) electricity, telecommunications and lighting systems;

(d) Elevators.

7.6.- Assimilated quantities

All amounts whose payment is assumed by the LESSEE by virtue of this SEVENTH Stipulation will be considered amounts assimilated to Rent, under the terms of the provisions of article 27.2 a) of the Urban Leasing Law. Consequently, the LESSOR may urge the termination of the Contract for non-payment of said amounts.

OCTAVE. - RIGHT OF ACCESS.

The LESSEE will allow the entry into the Leased Premises to the LESSOR, or to any person designated for this purpose by it, in order to:

(i) verify compliance with all terms of this Agreement;

(ii) verify the execution of works in the Leased Premises and their conservation (including the passage of materials and workers); or

(iii) facilitate the sale or lease of the Leased Premises.

Such visits will be given at least forty-eight (48) hours notice by the LESSOR, must be carried out during the LESSEE’s working hours and will avoid causing damage to the activity of the LESSEE, except in cases of urgency or necessity, in which case it will not be necessary to give notice or respect the aforementioned business hours.

NOVENA. - WORKS, MAINTENANCE AND SIGNS

9.1.- Works of the LESSEE

The LESSOR undertakes to provide the LPO prior to October 31, 2021. Attached is a copy of the First Occupation License as Annex VIII.

Notwithstanding the foregoing, the LESSOR facilitates access to the leased premises so that the LESSEE can start the private works of its premises.

In general, any works carried out by the LESSEE in the Leased Premises (the “Works of the Tenant”) shall in any case be subject to the following rules, unless expressly provided otherwise:

(i) For the execution of Works of the Lessee will be necessary the prior written permission of the LESSOR, upon presentation to the latter of the complete technical or architectural executive project corresponding. The LESSOR may only deny such permission when the Works of the Lessee infringe the urban regulations, the Statutes and / or User’s Guide and Guide of private works, or damage the structure, external configuration, stability and security of the Leased Premises or the Building.

(ii) The LESSEE must formalize the low voltage supply contract for each leased premises. The cost of the private electrical legalization will be borne by the LESSEE, and a copy of the legalization certificates must be delivered to the LESSOR.

(iii) The Works of the Lessee thus authorized will be the charge and account of the LESSEE, and the latter must proceed to the restitution to the initial state of the Leased Premises, that is, to remove the screens, appliances, electrical wiring installations, voice, data, climate installations, luminaires, fire protection, as well as other similar or similar concepts and installations when finished, for any reason, this lease, unless the LESSOR informs the LESSEE that it chooses that the works made are for the benefit of the Leased Premises, without the right to claim or compensation for the LESSEE at any time.

(iv) The LESSOR shall be entitled to supervise, at all times, the execution by the LESSEE of the Lessee’s Works.

(v) Any damage caused by the Works of the Lessee will be the sole responsibility of the latter. Any damage or damage that said Works of the Lessee could cause in the Building will be at the expense and expense of the LESSEE as long as the aforementioned damages or damages are attributable to the mass, with total indemnity for the LESSOR.

In no case will the LESSEE be responsible for the damages caused in the Building, when they have their origin only in construction defects and structural or facilities defects.

(vi) The LESSEE will be responsible for obtaining as many municipal licenses as may be necessary for the execution of the Works of the Lessee, as well as the payment of any amounts accrued on the occasion of its application and obtaining.

(vii) The Works of the Lessee may not prejudice the structure, external configuration, stability and security of the Leased Premises or the Building.

Once the initial implementation works of the LESSEE have been carried out, those works of small entity that (i) are innocuous to the structure or distribution of the Leased Premises, by not modifying or altering them, will not require prior authorization or subjection to any project (although they will be subject to the rest of the requirements established in this section), by not modifying or altering them; (ii) whose primary objective is the repair of any minor damage to them; and (iii) that do not require a license or administrative authorization for its execution.

The parties expressly agree that the provisions of Article 30 in relation to Articles 21, 22, 23 and 26 of the current Act 29/1994 on Urban Leases (hereinafter, the “LAU”), insofar as it contradicts what is agreed in the Contract.

The LESSOR authorizes the LESSEE to electrify its 100 car parking spaces with Wallbox brand chargers.

Regarding the execution of said electrification works, the LESSOR will hire an authorized installer, at the expense and on behalf of the LESSEE. The latter will assume the cost of the execution and maintenance of the individual electricity supply lines for the hundred (100) electric chargers from the general box with the protections located in the basement -3, as well as the cost and maintenance of the distribution trays suspended from the concrete slab. For these purposes, at the end of the installation, the LESTENER will provide the LESSOR with the invoice corresponding to the work previously carried out and must pay it by bank transfer within 15 calendar days. One hundred (100) electric charging point equipment, as well as foot or wall supports will be supplied and maintained by the LESSEE and provided to the electrical installer hired by the LESSOR for installation in the leased parking spaces.

9.2.- Maintenance of Leased Premises

The LESSEE will be obliged, during the term of the Contract, to maintain the Leased Premises, their accessories, existing facilities and private services, in good condition of use and conservation, except for the wear and tear of ordinary use, carrying out all the operations and works of maintenance, repair, replacement and renovation necessary for this purpose, with the exception of those actions that correspond to the LESSOR by virtue of the provisions of section 7.5 of this Agreement.

If the LESSEE does not carry out the aforementioned maintenance, renovation, repair or replacement tasks, these may be carried out by the LESSOR at the expense of the LESSEE, who must reimburse the cost of said tasks to the LESSOR within 30 days following the notification of the LESSOR requesting its payment.

9.3.- Improvement Works

The LESSEE will be obliged to support the realization, by the LESSOR, of conservation and improvement works, whose execution cannot reasonably be deferred until the expiration of the Contract, without thereby being entitled to any compensation or reduction of Rent. The LESSOR must notify the LESSEE, at least forty-five (45) calendar days in advance, of the completion of the aforementioned improvement works, provided that they are not due to force majeure.

In no case will the power of withdrawal from the Contract by the LESSEE proceed, as a result of the execution of said conservation and improvement works, unless they absolutely prevent the use of all the Leased Premises for a period exceeding thirty consecutive calendar days.

9.4.- Contribution to Adaptation Works

Although the Works of Adaptation of the Leased Premises will be executed by the LESSEE, at its exclusive expense, the LESSOR undertakes to contribute to the cost of the same in the amount of TWO HUNDRED AND FIFTY-TWO THOUSAND EUROS (€ 252,000), plus VAT corresponding (the “Contribution of the LESSOR”). The payment of the Lessor’s Contribution is in any case conditional on the LESSEE having executed or is executing the works in accordance with the Executive Implementation Project previously approved by the LESSOR.

The Lessor’s Contribution will be paid by the LESSOR to the LESSEE in two installments by transfer to the bank account of the LESSEE, the form of payment being the following:

•	50%, that is, the amount of € 126,000 plus the corresponding VAT, to the acceptance of the complete executive project by the ARENDADORA.

•	The remaining 50%, this is the amount of € 126,000 plus the corresponding VAT, on October 1, 2021.

The LESSEE will deliver to the LESSOR the corresponding invoices issued in the name of the latter, for the amount of the LESSOR’s Contribution.

The Parties expressly state that in the event that the LESSEE withdraws from this contract to the Early Termination Date, or prior to that date, it must pay the LESSOR the amount of SIXTY-THREE THOUSAND EUROS (€ 63,000) in concept of return of contribution granted by the LESSOR. Without prejudice to the other penalties that may correspond to the early termination of this contract.

9.5 Labels

The LESSEE may place, inside the Building, posters or identifying signs in the place conveniently established by the LESSOR for this purpose. These signs or signs must in any case conform to the specifications established at all times by the LESSOR.

Notwithstanding the provisions of the previous section, the LESSEE may not install posters, decorative elements or signs of any kind on the exterior parts and in the common areas of the Building (roof; facades; windows; accesses, as well as other analogous or similar concepts). Nor may the LESSEE stick adhesive posters or of any kind, or place advertising elements on the windows that are visible from the outside.

9.6.- Vacancy and Delivery

At the end of the Contract for any reason, the LESSEE will return the Leased Premises unoccupied and free of furniture, appliances, voice and data wiring, stocks and any other object that is not in the Leased Premises at the beginning of the lease, obliging the LESSEE to remove screens, installations, wiring, as well as other similar or similar concepts, and in good condition, except for the demerit for normal use, delivering the keys to the LESSOR.

TENTH.- ASSIGNMENT AND SUBLEASING

10.1.- Assignment of the Contract

The LESSEE may not assign the rights and obligations arising from the Contract.

10.2.- Subleasing of the Premises

The LESSEE may not sublease, totally or partially, the Leased Premises during the term of this contract,

10.3.- Cases of Authorization of the LESSOR for the assignment and sublease.

Notwithstanding the provisions of the two previous sections, 10.1. and 10.2. The LESSEE may assign and sublease this contract without the consent of the LESSOR to companies of the same group, understood as a group the provisions of article 42 of the Commercial Code. The LESSEE must notify, by means of reliable communication sent to the LESSOR, said assignment, documenting the identity of the new company holding the contract.

In these cases, the LESSOR will not have any right to increase the rent established in section 2 of article 32 of the current lease law or in cases of transformation, spin-off and corporate merger that the LESSEE could carry out.

ELEVENTH.- INSURANCE

11.1.- Insurance of the LESSEE

The LESSEE undertakes to subscribe with an insurance company of recognized solvency and for the entire period of validity of the Contract, a civil liability insurance against third parties in relation to its occupation of the Leased Premises. The amount of such coverage may not be in any case less than the amount of FIVE HUNDRED THOUSAND EUROS (€ 500,000).

Likewise, the LESSEE undertakes to prove to the LESSOR that all the works that the LESSEE carries out in the Premises with the authorization of the LESSOR, will be insured by the contractors or subcontractors of the LESSEE for an amount that, at any time, is not less than the cost thereof.

The LESSEE must deliver to the LESSOR a copy of the policy or the certificate subscribed for this purpose expressly mentioning the property and the insured limit amount, within one month from the date of signing this Contract, as well as periodically a copy of the receipts paid by the LESSEE for the maintenance in force of the aforementioned policy.

11.2.- Insurance of the LESSOR

The LESSOR will insure the Leased Premises or, where appropriate, the Building, with an insurance company of recognized solvency throughout the period of validity of this Contract, with respect to the risks normally insured by a prudent lessor.

The insurance policy contracted by the LESSOR will not cover the damages, caused or suffered by the activity, furniture, facilities, merchandise or belongings of the LESSEE, being the contracting of an insurance for these purposes obligation and exclusive responsibility of the LESSEE.

TWELFTH.- RIGHT OF PRE-EMPTION AND PREFERENTIAL RIGHT OF LEASE

The Parties expressly agree that the preferential acquisition rights referred to in article 31 of the current Urban Leasing Law, in relation to Article 25 of the same legal text, will not be applicable, thus renouncing the LESSEE to these rights.

Consequently, the LESSEE will not have the right of preferential acquisition in case of sale or sale of the Building and / or the Leased Premises, committing the LESSEE to raise this waiver to a public document if requested by the LESSOR. The costs incurred by the elevation to a public document of this waiver will be borne by the LESSOR.

THIRTEENTH. -RESOLUTION

In addition to the causes provided for in article 35 of the Urban Leasing Law, the breach by the LESSOR or the LESSEE of any substantial obligation contained therein will be cause for termination of the Contract.

Without prejudice to the generality of the previous paragraph and by way of example and not exhaustive, the following will constitute causes for termination of this Contract, in accordance with the conditions stipulated therein: (i) the assignment of the rights and obligations arising from this Contract or the sublease, without the prior consent of the LESSOR, (ii) the execution of works without the authorization of the LESSOR, with the exception of those works of small entity that are innocuous to the structure or distribution of the Leased Premises, by not modifying or altering them; whose primary objective is the repair of any minor damage in them; and that do not require a license or administrative authorization for its execution. (iii) the installation of signs without authorization from the LESSOR (iv) prevent the LESSOR from passing and examining the Leased Premises, (v) the performance in the Leased Premises of annoying, unhealthy, harmful, dangerous and / or illegal activities, (vi) the lack of repairs in compliance with the obligation of conservation and maintenance, (vii) the breach of the Statutes and, where appropriate, the rules of internal regime that exist in the Building, (viii) the non-payment of the Rent, Common Expenses or similar amounts; (ix) the refusal to provide documentation relating to the prevention of money laundering and terrorist financing, the lack of cooperation in providing it, the manifest inconsistency of the documentation provided or, in general, the failure to comply with the requirements of the applicable regulations in force on the prevention of money laundering and terrorist financing. x) the failure of the Guarantee to be delivered by the LESSEE to the LESSOR, before the date established in clause SIX of this contract.

FOURTEENTH. - APPLICABLE REGULATIONS AND JURISDICTION

14.1.- Applicable regulations

This Contract will be governed by what was agreed by the Parties and, in what is not expressly agreed, by the current Urban Leasing Law (LAU). Notwithstanding the foregoing, in accordance with the provisions of Article 4.4 of the LAU, the Parties expressly agree to exclude the following articles:

(i)	Article 30, in conjunction with Articles 21, 22, 23, and 26 LAU; Article 32.1 and 32.3 and 32.4 LAU;

(ii)	Article 31, in conjunction with Article 25 LAU; and

(iii)	Article 34 LAU.

Likewise, the Parties place on record that the obligations and commitments of a non-lease nature, relating to the period foreseen for the execution of the construction works of the Building and prior to the Delivery Act, will be governed by what is agreed between the Parties, as well as by the Civil Code and other provisions that are applicable.

14.2.- Jurisdiction

Both parties expressly submit to the competence of the Judges and Courts of the city of Barcelona, expressly waiving any other jurisdiction that may correspond to them.

FIFTEENTH. - EXPENSES AND TAXES

All expenses, taxes, charges and levies arising from this Contract will be borne by the LESSEE.

How many contributions, taxes, taxes, fees or any other levy, by the State, autonomous community, province, municipality, etc., present or future, or surcharges or increases of the current ones, which tax the ownership and use of the Building will be of account and charge of the LESSEE, in proportion to the coefficient of participation of the Leased Premises as a whole.

SIXTEENTH.- ENERGY EFFICIENCY CERTIFICATION

The LESSOR delivers to the LESSEE the energy efficiency certification of the Building attached to this contract as Annex VII.

SEVENTEENTH.- COMMUNICATIONS

All communications that the Parties must make in relation to this Agreement, will be made at the following addresses:

By the LESSOR:

IBERDROLA INMOBILIARIA PATRIMONIO S A.U.

For the attention of Mr. Guillermo Guzmán

Allende Torre Auditori, 3rd Floor, Module D

Pº de la Zona Franca nº 111.

08038 BARCELONA

By the TENANT:

WALL CHARGERS S.L.

For the attention of Enric Asunción

Escorsa Paseo de la Castellana nº 95,

planta 28 28046 MADRID

The Parties may modify the addresses contained in this stipulation by communicating this to the other Party in writing.

EIGHTEENTH.- PROTECTION OF CHARACTER DATA PERSONNEL

For the purposes of this Agreement, “personal data” means any information stored, processed or transmitted by IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U. or the counterparty relating to an identified or identifiable person, as well as any other meaning in accordance with the applicable legislation on the protection of personal data.

Regarding the data of the counterparty, IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U. informs that this company is responsible for the processing of said personal data.

The purpose of data processing is the management of this contractual relationship.

The legal basis for the processing of the counterparty’s data for the purpose indicated in the previous section is the fulfillment of the relationship contractual. For this purpose, the owner of the data is obliged to provide such data; otherwise, lBERDROLA INMOBILIARIA PATRIMONIO, S.A.U. cannot guarantee the execution of the contract.

IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U. will keep the data of the counterparty as long as the contractual relationship that links it with it remains in force and, once it ends, said data will be duly blocked until the legal actions attached to it are prescribed for an additional period of five years from the termination of the contractual relationship for any reason.

The personal data of the counterparty will only be communicated to third parties and official bodies (i) when necessary for the execution of the contract; (ii) in compliance with legal obligations; or (iii) to comply with regulatory or judicial requirements. Likewise, the personal data of the counterparty may be accessible by service providers related to the execution of the contract.

The counterparty has the right to access your personal data subject to processing, as well as to request the rectification of inaccurate data or, where appropriate, request its deletion when the data is no longer necessary for the purposes for which they were collected, in addition to exercising the right of opposition and limitation to the treatment and portability of the data. In the case of having obtained the consent of the owner of the personal data, they have the right to revoke it at any time.

The counterparty may submit its requests for the exercise of rights through the following channels:

•	By post to:

IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U., calle Alcalá number. 265 of 28027- Madrid, or to the data protection delegate to: Calle Tomás Redondo nº. 1 of 28033- Madrid.

•	By email to:

asesoriajuridica.gdpr@iberdrolainmobiliaria.com or

to: dpo@iberdrola.es.

In the event that they have not obtained satisfaction in the exercise of their rights, the counterparty may file a claim with the Spanish Agency for Data Protection.

Finally, BERDROLA INMOBILIARIA PATRIMONIO, S.A.U. informs the counterparty that it has implemented the necessary technical measures in order to protect your data and information from accidental loss, access, use and unauthorized disclosure. However, despite the diligent implementation of such measures, the counterparty must know that security measures are not impregnable.

IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U. is not responsible for the actions of third parties who, in violation of these measures, access the aforementioned data and information.

NINETEENTH. - ETHICAL PRINCIPLES.

The LESSEE declares and guarantees that:

(i) knows, accepts and undertakes to respect the ethical and social responsibility principles that are part of the Iberdrola Group’s Corporate Governance System and, (ii) undertakes to comply with the Anti-Corruption and Fraud Policy published on Iberdrola’s corporate website (www.iberdrola.com), which you represent to have read and which is considered an integral part of this contract.

Neither LESSEE nor any of its affiliates, and to the best of their knowledge, any of their respective employees, directors, public officers or any person acting on their behalf (the “Related Persons”) are at present or reasonably reasonable to be subject in the future to: (a) any sanctions of the United States of America (“USA”) executed, imposed or published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “OFAC”); or (b) any decision or measure similar in nature to such OFAC actions taken by: (i) the European Union;(ii) Her Majesty’s Treasury of the United Kingdom; (iii) the U.S. government or, (iv) the United Nations Security Council (collectively, the “Sanctions”). If any sanction is imposed on the Lessee or any of its Related Persons, it must immediately inform the Lessor of this fact and the Lessor will have the right to unilaterally terminate this contract without liability or penalty.

Neither the LESSEE nor any of its Related Persons has its registered office located, organized or is resident in a country or territory that is considered a tax haven or that has been subject to sanctions by the aforementioned organizations that prohibit commercial relations with said countries.

The breach by the LESSEE of the obligations established in the preceding sections, or the lack of veracity of the statements contained therein, will be considered a material or serious breach for the purposes of the provisions of this contract. In that case, (i) the Lessee shall defend, hold harmless and hold harmless the Lessor and any other company of its Group that is affected, from all damages, losses, liabilities, costs, penalties and any other amounts of any nature, including reasonable attorneys’ fees, arising out of or related to such breach or lack of veracity and (ii) the Lessor will be entitled to immediate termination of this contract. without any liability or penalty.

VIGESIMA. - MONEY LAUNDERING

In compliance with the regulations on the Prevention of Money Laundering and the Financing of Terrorism, the LESSOR has the obligation to require the LESSEE to provide documents proving their identity and, where appropriate, of the beneficial owners from the moment of entering into a business relationship until its completion, as well as to update said documents in order to prevent the execution of operations linked to said activities.

The refusal to provide the same, the lack of cooperation in providing it, the manifest incongruity of the documentation provided or, in general, the breach of the requirements demanded by the current regulations applicable in the matter by the LESSEE, will empower the LESSOR to terminate this contract in accordance with the provisions of the stipulation relating to the Resolution of this contract

And, in proof of conformity, both parties sign this contract, in duplicate copy and for a single purpose, in the place and date indicated at the beginning.

THE LESSOR	THE TENANT
IBERDROLA INMOBILIARIA PATRIMONIO, S.A.U.	WALL BOX CHARGERS, S.L.

Signed by 52366734N PABLO VERGES
(R: A60803632) on 11/08/2021 with a certificate issued by AC Representation

28922160M	Digitally signed by
FRANCISCO	28922160M
JAVIER	FRANCISCO JAVIER
PEINADO	PEINADO
Date: 2021.08.13
12:23:09 +02’00’

ANNEXES TO THE LEASE

ANNEX I. – Map Location of offices and parking spaces

ANNEX II.- Comprehensive internal regulations for the guide to private works and the user’s guide.

ANNEX III.- Photographic report and inventory

ANNEX IV. - Direct debit order SEPA ANNEX V. – Copy of the Deposit Check

ANNEX VI. – Bank Guarantee Model

ANNEX. Vii. – Copy Energy Efficiency Label.

ANNEX. VIII – Copy First Occupation License

ANNEX. IX – Map of the situation of temporary car parking spaces